Exhibit 4

United States
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen,

     Pursuant to SEC Release 33-8070 (34-45590), the Company hereby acknowledges receipt from Langton Clarke the "Auditor") (formerly Arthur Andersen Langton Clarke), a letter containing the following representations:
(a) the Auditor has audited the consolidated financial statements of the Company and its subsidiaries for the years ended December 31, 2000 and 2001,
(b) this audit was subject to the Auditor's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and
(c) there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.



Very truly yours,



CRISTALERIAS DE CHILE S.A.



 /s/ Cirilo Elton Gonzalez
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Cirilo Elton Gonzalez
Chief Executive Officer